Company contacts:
Bob Blair
Western Digital Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Western Digital Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

LEYDEN, CORDANO APPOINTED PRESIDENTS OF WESTERN DIGITAL’S
WD AND HGST SUBSIDIARIES

IRVINE, CA — July 25, 2012 — Western Digital® Corp. (NASDAQ: WDC) today announced the appointments of Tim Leyden and Mike Cordano as presidents of the company’s WD and HGST subsidiaries, respectively, reporting to Steve Milligan, president of Western Digital Corporation. Milligan reports to John Coyne, who continues in his role as chief executive officer of Western Digital Corporation.

Before the acquisition of HGST by Western Digital in March 2012, Leyden served as chief operating officer of Western Digital and Cordano served as executive vice president, sales and marketing and president, branded business division of HGST.

“Along with Steve Milligan, I am excited to have such a strong and accomplished leadership team focused on the strategic development of our business to extend our long-term performance into the years ahead,” said Coyne. “The appointments of Tim and Mike help ensure continuity of leadership of our subsidiaries by two capable and accomplished executives with a wealth of broad-based experience in the industry.”

About Western Digital

Western Digital, a storage industry pioneer and long-time leader, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its storage technologies serve a wide range of host applications including client and enterprise computing, embedded systems and consumer electronics, as well as its own storage systems. Its home entertainment products enable rich engagement with stored digital content.

Western Digital was founded in 1970. The company’s products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital®, WD® and HGST™ brand names. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.

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Western Digital, WD and the WD logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks mentioned herein belong to their respective owners.